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                                                                   EXHIBIT 5.1

                                 August 21, 1996


Cymer, Inc.
16275 Technology Drive
San Diego, CA  92127

         RE:      REGISTRATION STATEMENT NO 333-08383 ON FORM S-1

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on July 18, 1996, Amendment No. 1 thereto filed on July 22, 1996 and Amendment No. 2 thereto to be filed on August 22, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,340,000 shares of Common Stock (including 501,000 shares subject to an over allotment option granted to the underwriters)(the "Shares") of Cymer, Inc. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

         It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                             Very truly yours,

                                             WILSON, SONSINI, GOODRICH & ROSATI
                                             Professional Corporation